Exhibit 99.1

Beazer Homes Announces Closing of Offering of $400 Million
Senior Unsecured Notes due 2032
June 23, 2026
ATLANTA — (BUSINESS WIRE) — June 23, 2026 — Beazer Homes USA, Inc. (NYSE: BZH) (the “Company”) announced today the completion of its previously-announced offering of $400 million aggregate principal amount of 8.000% Senior Unsecured Notes due 2032 (the “Notes”). The Notes were offered in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
The net proceeds of the offering will be used to finance the redemption of the Company’s 5.875% Senior Notes due 2027 (the “2027 Notes”), of which $357.3 million in aggregate principal amount is currently outstanding and which mature on October 15, 2027, with any remaining proceeds to be used for general corporate purposes.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offer and sale of the Notes will not be registered under the Securities Act or applicable state securities laws, and the Notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. Unless so registered, the Notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements
Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the redemption of the 2027 Notes described above will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Beazer Homes
Beazer Homes (NYSE: BZH), headquartered in Atlanta, Georgia, is a leading national homebuilder in energy-efficient construction. Building on a legacy spanning nine generations, Beazer crafts homes that deliver savings and lasting value. Our trusted team of experts guide homebuyers through the building and purchasing process to deliver an industry-leading customer experience. With curated design options, buyers can personalize their homes with confidence. Beazer's exclusive Mortgage Choice program provides access to competitive loan offers from multiple lenders, helping homebuyers choose the best financing for their individual needs. We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.

Beazer Homes USA, Inc.
Mark Chekanow, CFA
Vice President, Investor Relations
917.365.0085
investor.relations@beazer.com

Source: Beazer Homes USA, Inc.